EXHIBIT 15.1

Bristow Group Inc.
Houston, Texas

Re:  Registration Statement No. 333-115473, No. 333-121207, No. 333-140565 and No. 333-145178 on Form S-8

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated November 5, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

November 5, 2007
Houston, Texas